EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL DIRECT LENDING CORPORATION

Name	Jurisdiction
GDLC Funding LLC	Delaware
GDLC Holdings LLC	Delaware
GDLC Holdings Coinvest LLC	Delaware
GDLC North Haven Stack Buyer Coinvest, Inc.	Delaware